Exhibit 21.1

LIST OF SUBSIDIARIES

OF

Desfran Holdings Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Desfran Limited	BVI	October 27, 2022	100%
Desfran Consulting Pte Ltd	Singapore	December 25, 2018	100%
Desfran Investment Consultancy Services Limited	Seychelles	May 24, 2013	100%
DesFran Investment Consultancy Services Limited	Belize	January 26, 2017	100%
Desfran Consulting (Hong Kong) Limited	Hong Kong	August 29, 2018	100%
Shanghai Desfran Information Consultancy Limited	Mainland China	July 23, 2019	100%